Exhibit 2.1

FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

Amendment dated as of March 20, 2010 (this “Amendment”) to the Agreement and Plan of Merger dated as of October 21, 2009 (the “Merger Agreement”), among Equinix, Inc., a Delaware corporation, Switch & Data Facilities Company, Inc., a Delaware corporation, and Sundance Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Equinix, Inc. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

WHEREAS, Section 11.03 of the Merger Agreement permits the parties to amend the Merger Agreement by an instrument in writing and signed by each party thereto; and

WHEREAS, the parties desire to amend the Merger Agreement as provided herein.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

A. Amendment of Section 10.01. Section 10.01(b)(i) of the Merger Agreement is hereby amended to replace the words “on or before five months from the date of this Agreement” with “on or before six months from the date of this Agreement”.

B. Effect of Amendment. Except as expressly set forth herein, the Merger Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby. This Amendment, the unaltered portions of the Merger Agreement, the Non-Disclosure Agreement and the Voting Agreement constitute the entire agreement between the parties with respect to the subject matter of this Amendment and supersede all prior agreements and understanding, both oral and written, between the parties with respect to the subject matter of this Amendment. To the extent that there is a conflict between the terms and provisions of the Merger Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only.

C. Severability. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

D. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

E. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

F. Effective Date of Amendment. This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

G. Descriptive Headings. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date set forth above.

EQUINIX, INC.

By:	/s/ Steve Smith
Name:	Steve Smith
Title:	CEO and President

SWITCH & DATA FACILITIES COMPANY, INC.

By:	/s/ William K. Luby
Name:	William K. Luby
Title:	Chairman of the Board of Directors

SUNDANCE ACQUISITION CORPORATION

By:	/s/ Steve Smith
Name:	Steve Smith
Title:	CEO and President

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